Exhibit 99.1

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ▪ FAX: (949) 451-1460 ▪ www.meade.com

Brent W. Christensen, CFO	Philip Bourdillon/Gene Heller
Meade Instruments Corp.	Silverman Heller Associates
(949) 451-1450	(310) 208-2550

Meade Instruments to Acquire
Coronado Technology Group

— Leader in Solar Observation Instrumentation —

IRVINE, Calif. – Oct. 21, 2004 – Meade Instruments Corp. (Nasdaq NM: MEAD) has signed a definitive agreement to acquire all the assets and substantially all the liabilities of privately held Coronado Technology Group, LLC (“Coronado”), the world’s leading manufacturer and distributor of solar telescopes and filters, for approximately $2.5 million in cash and an earnout tied to financial performance. The transaction, which is subject to usual contingencies, is expected to close not later than Nov. 30, 2004.

Since 1998 Coronado, then doing business as Coronado Instrument Group, has been the world’s leading supplier of high-quality hydrogen-alpha filters and dedicated solar telescopes, as well as various related accessories, designed to meet the needs of amateur as well as professional solar observers. The business, to be incorporated as Coronado, Inc. and operated as a wholly owned subsidiary of Meade Instruments, will currently remain headquartered in Tucson, Ariz.

“Not only does the acquisition of Coronado take us into a market segment — solar observation — in which we do not participate,” said Steven G. Murdock, president and CEO, “but it immediately establishes us as the segment leader with a line of products of unsurpassed quality and performance. With the purchase come a number of very attractive assets, including some of the most valuable intellectual property in the field, notably patents issued and pending covering both the design and fabrication of Coronado’s novel etalon structure; a highly regarded brand that will, we believe, appeal to many of Meade’s existing customers; a wealth of expertise in the design and manufacture of optical instruments and accessories that meet the highest standards for reliability and safety; an experienced and committed workforce; and distribution channels that complement Meade’s existing channels and offer numerous opportunities for the cross marketing of products. All told, we view the acquisition as extremely attractive in its own right, and as an important step in Meade’s program to become a more broadly based consumer optics company founded on strong engineering and a comprehensive intellectual property portfolio.

“Unlike the deep-space objects that amateur astronomers are accustomed to viewing,” said Murdock, “the sun presents a vibrant, ever-changing spectacle of prominences, filaments, sunspots, and flares. Coronado’s recently introduced entry-level Personal Solar Telescope™ retails for $499.00 and employs much of the technology found in Coronado’s more expensive MaxScopes™, which sell for as much as $12,000; and although the PST™ addresses a market that is smaller than the market for celestial telescopes, it has, we believe, the potential to revolutionize solar observing in much the way Meade’s ETX-90EC revolutionized celestial astronomy several years ago. Coronado does not have its own dedicated sales force, and we anticipate the PST™ in particular will be an early beneficiary of Meade’s marketing efforts. Moreover, we expect Coronado will realize cost savings by utilizing Meade’s suppliers to source materials, and also benefit from more timely and efficient production runs via access, as needed, to Meade’s manufacturing facilities.”

According to Murdock, demand for Coronado’s products is strong, with a significant backlog. In the twelve months ended Sept. 30, 2004, Coronado, with roughly two dozen employees, had sales of approximately $3 million. Additional information on Coronado’s products, which are sold through dealers in North America, Europe, and Asia, is available at www.coronadofilters.com.

Coronado’s business dates from 1965, when David Lunt began developing ultra-narrowband filters and high-end optical instruments for NASA and the professional market. In 1997 Lunt founded Coronado Instrument Group, where he was joined in 2001 by Geraldine Hogan when the two formed Coronado Technology Group, LLC for the purpose of acquiring the assets of Coronado Instrument Group. During the twelve-month earnout period, expected to commence Jan. 1, 2005, Lunt and Hogan will serve as paid consultants to Meade Instruments; a third owner, Jordan Frazier, will continue as Coronado’s general manager.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial expectations, including the successful integration of Coronado’s business into Meade’s business and markets. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks and liabilities related to the introduction of new products or product lines associated with an acquisition, including lack of customer acceptance, production and development delays, lower than anticipated margins; the risks and uncertainties associated with intellectual property litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

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